Exhibit 99.1

GW Pharmaceuticals and its U.S. Subsidiary Greenwich Biosciences Announces

Appointment of Darren Cline as U.S. Chief Commercial Officer

Carlsbad, CA, April 11, 2019: GW Pharmaceuticals plc (NASDAQ: GWPH, GW, the Company or the Group), the world leader in the development and commercialization of cannabinoid prescription medicines, today announced the appointment of Darren Cline as its new U.S. Chief Commercial Officer. Mr. Cline will lead the Epidiolex® U.S. commercial organization and is expected to start on April 22, 2019. Mr. Cline is succeeding Julian Gangolli who, as announced in November 2018, is retiring and will work with Mr. Cline for several weeks as he transitions into the organization.

Mr. Cline is an accomplished biopharmaceutical executive with over 25 years of commercial experience and was previously Executive Vice President, Commercial and a member of the Executive Committee at Seattle Genetics, where he oversaw all marketing, sales, and managed markets functions. He was directly involved in the commercial build out for the launch of ADCETRIS®, an antibody-based biologic the U.S. Food and Drug Administration (FDA) approved for treatment of certain hematologic cancers. He was instrumental in driving ADCETRIS’ continued revenue growth to over $475 million in 2018. Prior to Seattle Genetics, Mr. Cline was at Alexion Pharmaceuticals, where he was a key member of the initial commercial leadership team that prepared the company for the Soliris launch, helping to build out key sales functions that were instrumental in Soliris becoming a billion-dollar brand. Mr Cline also held commercial leadership positions at Intermune and Amgen. Mr. Cline received his undergraduate degree from San Diego State University and his MBA from Pepperdine University.

"We are delighted to have an executive of such high caliber as Darren Cline join our team as the new U.S. Chief Commercial Officer at GW. Darren brings significant commercial experience and a proven track record in execution which will help GW maximize the commercial opportunity of Epidiolex in the U.S. I am confident he will build upon the company’s solid commercial foundation and carry forward our ability to bring this much needed new treatment to patients,” commented Justin Gover, GW’s Chief Executive Officer. “I also want to offer our deepest thanks to Julian Gangolli for his expert leadership in building a world-class U.S. commercial organization from scratch and sheparding Epidiolex through a successful launch. We wish him well in his retirement.”

“I am very excited to join GW and to lead such a talented U.S. commercial team,” said Cline. “Epidiolex is an important new treatment that offers hope to many patients with Lennox-Gastaut Syndrome and Dravet syndrome who are in desperate need of new treatments to reduce their seizures. I look forward to continuing to deliver on GW’s mission of bringing transformational medicines to patients and building on the successful commercial organization in place to maximize the Epidiolex opportunity.”

About GW Pharmaceuticals plc and Greenwich Biosciences, Inc.

Founded in 1998, GW is a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics from its proprietary cannabinoid product platform in a broad range of disease areas. GW, along with its U.S. subsidiary Greenwich Biosciences, has received U.S. FDA approval for EPIDIOLEX (cannabidiol) oral solution for the treatment of seizures associated with Lennox-Gastaut syndrome (LGS) or Dravet syndrome in patients two years of age or older and which is now available by prescription in the U.S. The Company has submitted a regulatory application in Europe for the adjunctive treatment of seizures associated with LGS and Dravet syndrome. The company continues to evaluate EPIDIOLEX in additional rare epilepsy conditions including tuberous sclerosis complex (TSC) and Rett syndrome. GW commercialized the world’s first plant-derived cannabinoid prescription drug, Sativex® (nabiximols), which is approved for the treatment of spasticity due to multiple sclerosis in numerous countries outside the United States and for which the company is now planning a U.S. Phase 3 trial. The Company has a deep pipeline of additional cannabinoid product candidates which includes compounds in Phase 1 and 2 trials for epilepsy, glioblastoma, and schizophrenia. For further information, please visit www.gwpharm.com.

Forward-looking statements

This news release contains forward-looking statements that reflect GW's current expectations regarding future events, including statements regarding financial performance, the timing of clinical trials, the timing and outcomes of regulatory or intellectual property decisions, the relevance of GW products commercially available and in development, the clinical benefits of EPIDIOLEX (cannabidiol) oral solution and the safety profile and commercial potential of EPIDIOLEX. Forward-looking statements involve risks and uncertainties. Actual events could differ materially from those projected herein and depend on a number of factors, including (inter alia), the success of GW’s research strategies, the applicability of the discoveries made therein, the successful and timely completion and uncertainties related to the regulatory process, and the acceptance of Sativex, EPIDIOLEX and other products by consumer and medical professionals. A further list and description of risks and uncertainties associated with an investment in GW can be found in GW’s filings with the U.S. Securities and Exchange Commission, including the most recent Form 10-KT filed on February 26, 2018. Existing and prospective investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. GW undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Enquiries:

GW Pharmaceuticals plc
Stephen Schultz, VP Investor Relations (U.S.)	917 280 2424 / 401 500 6570

U.S. Media Enquiries: Sam Brown Inc. Healthcare Communications
Christy Curran Mike Beyer	615 414 8668 312 961 2502
EU Media Enquiries: FTI Consulting
Ben Atwell/Andrew Ward	+44 (0) 20 727 1000